Exhibit 99.1

Recently Signed Dealer Sees Great Opportunities in RAD Security Solutions

Doyle Security Services Orders Additional ROSA Security Robots for Retail Client

Detroit, Michigan, May 14, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), is pleased to announce that recently signed dealer, Doyle Security Services (Doyle) has purchased additional ROSA™ units to be deployed at a major retail center operator.

The large retail space operator had been grappling with persistent issues of trespassing and illegal dumping, posing significant nuisances and financial burdens. These challenges have escalated, affecting the safety and aesthetic appeal of the retail centers, which in turn impacts customer satisfaction and business operations. Despite efforts to manage these issues, traditional security measures had been inadequate, and the frequent incidents continue to strain resources and complicate maintenance efforts.

Furthermore, Doyle, tasked with safeguarding these locations for the retail operator, faces its own challenges with recruiting and retaining qualified security personnel. This staffing shortfall exacerbates the problem, as it limits the effectiveness of manned guarding solutions and hampers the ability to maintain consistent security coverage. The ongoing issues highlighted the need for more efficient and reliable solutions to ensure uninterrupted safety and order at the retail locations.

In response to these challenges, Doyle has integrated RAD’s ROSA (Responsive Observation Security Agent) devices into their security strategy. ROSA has proven to be a highly effective and cost-efficient solution for monitoring the retail locations. Equipped with autonomous response capabilities, ROSA actively deters trespassing and dumping by utilizing advanced surveillance and real-time AI analytics. ROSA seamlessly connects to Doyle’s Security Operations Center (SOC), allowing for continuous oversight without the need for extensive manned guarding on premises.

“We are thrilled to expand our deployment of RAD’s ROSA devices across our retail clients and beyond,” said Mario Doyle, CPP, President & COO of Doyle Security Services. “The success we’ve seen in significantly reducing trespassing and illegal dumping incidents has proven the unmatched value and effectiveness of the ROSA technology. This expansion is not just an upgrade to our security infrastructure, it’s a transformative step forward for our entire operation. We are committed to leveraging cutting-edge technology to enhance safety and efficiency, and the integration of more ROSA units is pivotal in our strategy to deliver superior security solutions to all our clients.”

When suspicious activity or an intrusion is detected by ROSA, the device initiates immediate autonomous responses including visual and audio messaging through its integrated systems. A qualified remote monitoring security officer can open a live audio “talk down” through the ROSA unit to directly address the intruders, often resolving the situation without further escalation. If necessary, the system or monitoring staff can also alert on-site security personnel or local law enforcement, ensuring a swift and appropriate response. This innovative approach not only enhances security but also reduces the reliance on physical guards, offering a sustainable and scalable solution to the retail operator’s ongoing security concerns.

“We are immensely pleased to see Doyle Security Services fully embracing RAD’s vision of innovation and efficiency in security,” stated Mark Folmer, CPP, PSP, FSyI, President of RAD. “Their expanded deployment of our ROSA technology across multiple sites underscores a shared commitment to transforming traditional security measures with advanced, AI-driven solutions. This collaboration not only exemplifies the strong partnership between Doyle and RAD but also sets a benchmark in the industry for others to follow.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz